Exhibit 99.1

FOR IMMEDIATE RELEASE
October 17, 2012

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS 3RD QUARTER 2012 EARNINGS

Earnings Summary
(in thousands except per share data)	3Q 2012	2Q 2012	3Q 2011	9 Months 2012	9 Months 2011
Net income	$10,209	$12,232	$10,665	$34,310	$28,939
Earnings per share	$0.66	$0.79	$0.70	$2.22	$1.89
Earnings per share - diluted	$0.66	$0.79	$0.70	$2.21	$1.89

Return on average assets	1.11%	1.35%	1.20%	1.26%	1.11%
Return on average equity	10.26%	12.77%	11.75%	11.89%	10.99%
Efficiency ratio	58.19%	54.94%	58.10%	56.95%	60.25%
Tangible common equity	9.22%	8.99%	8.44%	9.22%	8.44%

Dividends declared per share	$0.315	$0.310	$0.310	$0.935	$0.920
Book value per share	$25.38	$24.88	$23.44	$25.38	$23.44

Weighted average shares	15,491	15,451	15,318	15,450	15,307
Weighted average shares - diluted	15,555	15,501	15,339	15,501	15,331

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the third quarter 2012 of $10.2 million, or $0.66 per basic share, compared to $10.7 million, or $0.70 per basic share, earned during the third quarter 2011 and $12.2 million, or $0.79 per basic share, earned during the second quarter 2012.  Earnings for the nine months ended September 30, 2012 were $34.3 million, or $2.22 per basic share, a 18.6% increase from the $28.9 million, or $1.89 per basic share earned during the first nine months of 2011.

3rd Quarter 2012 Highlights

❖
CTBI's basic earnings per share for the quarter decreased $0.04 per share from third quarter 2011 and $0.13 per share from second quarter 2012.  Year-to-date basic earnings per share, however, increased $0.33 per share from prior year.  The year-to-date increase in earnings was supported by increased noninterest income and decreased provision for loan loss and noninterest expense.

❖
Net interest income for the quarter decreased slightly from prior year third quarter but increased $0.7 million from prior quarter as our net interest margin declined 15 basis points and increased 3 basis points, respectively, for those time periods.  Year-to-date net interest income decreased $0.2 million as our net interest margin declined 20 basis points.

❖
Nonperforming loans at $34.0 million decreased $3.5 million from September 30, 2011 and $1.3 million from June 30, 2012.  Nonperforming assets at $89.6 million decreased $6.0 million from prior year and $1.6 million from prior quarter.

❖
Net loan charge-offs for the quarter ended September 30, 2012 were $2.9 million, or 0.45% of average loans annualized, compared to $2.7 million, or 0.41%, experienced for the third quarter 2011 and prior quarter’s $2.5 million, or 0.39%.  Year-to-date net charge-offs for the nine months ended September 30, 2012 were $6.5 million compared to $10.0 million for the nine months ended September 30, 2011.

❖
Our loan loss provision for the quarter increased $0.4 million from prior year third quarter and $0.5 million from prior quarter.  Our loan loss provision for the first nine months of 2012 was $3.7 million below the first nine months of 2011 as net charge-offs declined $3.5 million and loans declined $22.0 million.

❖
Our loan loss reserve as a percentage of total loans outstanding remained at 1.30% from June 30, 2012 to September 30, 2012, a decrease from the 1.36% at September 30, 2011.  Our reserve coverage (allowance for loan loss reserve to nonperforming loans) at September 30, 2012 was 97.5% compared to 93.3% at September 30, 2011 and 93.8% at June 30, 2012.

❖
Noninterest income decreased 0.9% for the quarter ended September 30, 2012 compared to the same period in 2011 and 9.6% from prior quarter.  However, noninterest income for the first nine months of 2012 has increased 5.4% as a result of increased gains on sales of loans, trust revenue, and loan related fees, as well as a $0.8 million net securities gain in the second quarter.

❖
Noninterest expense for the quarter ended September 30, 2012 decreased slightly from prior year third quarter but increased 6.9% from prior quarter.  Year-to-date noninterest expense decreased 4.8% from prior year as a result of decreases in FDIC insurance premiums, legal fees, other real estate owned expense, and repossession expense, partially offset by an increase in personnel expense.

❖	Our loan portfolio decreased $22.0 million from prior year but increased $4.1 million during the quarter.

❖	Our investment portfolio increased $157.6 million from prior year but decreased $8.0 million during the quarter.

❖	Deposits, including repurchase agreements, increased $92.5 million from prior year but declined $12.2 million from prior quarter.

❖	Our tangible common equity/tangible assets ratio remains strong at 9.22%.

Net Interest Income

Net interest income for the quarter decreased slightly from prior year but increased $0.7 million from prior quarter with average earning assets increasing 4.3% and 0.5% and our net interest margin declining 15 basis points and increasing 3 basis points for the same periods.  The yield on average earning assets decreased 33 basis points from prior year third quarter and 6 basis points from prior quarter.  Loans represented 75.4% of our average earning assets for the quarter ended September 30, 2012 compared to 79.7% for the quarter ended September 30, 2011 and 75.8% for the quarter ended June 30, 2012.  The cost of interest bearing funds decreased 21 basis points from prior year third quarter and 10 basis points from prior quarter.  Net interest income for the first nine months of 2012 decreased 0.2% as our net interest margin declined 20 basis points and average earning assets increased 5.0%.  The increased cost of our Hoops CD product resulting from the University of Kentucky’s national championship win increased our cost of interest bearing funds and decreased our net interest margin by approximately 7 basis points during the second quarter and 6 basis points in the third quarter 2012.  The fourth quarter 2012 impact is expected to be 2 basis points as the CDs begin to mature.  The impact to the net interest margin for the year 2012 as a result of the rate increase is expected to be approximately 4 basis points.

Noninterest Income

Noninterest income decreased 0.9% for the quarter ended September 30, 2012 compared to the same period in 2011 and 9.6% from prior quarter.  Noninterest income for the first nine months of 2012 has increased 5.4% as a result of increased gains on sales of loans, trust revenue, and loan related fees, partially offset by a decline in deposit service charges.  Loan related fees were impacted by $0.5 million in adjustments to the fair value of our mortgage servicing rights for the first nine months of the year.  Noninterest income was also impacted by a $0.8 million net securities gain in the second quarter 2012.

Noninterest Expense

Noninterest expense decreased slightly from prior year third quarter but increased 6.9% from prior quarter primarily due to an increase in the incentive compensation accrual and other real estate owned expense.  Year-to-date noninterest expense decreased 4.8% from prior year as a result of decreases in FDIC insurance premiums, legal fees, other real estate owned expense, and repossession expense, partially offset by an increase in personnel expense.

Balance Sheet Review

CTBI’s total assets at $3.6 billion increased $84.9 million, or 2.4%, from September 30, 2011 and $5.8 million, or an annualized 0.6%, during the quarter.  Loans outstanding at September 30, 2012 were $2.6 billion, decreasing $22.0 million, or 0.9%, from September 30, 2011, but increasing $4.1 million, or an annualized 0.6%, during the quarter.  Loan growth during the quarter of $2.6 million in the commercial loan portfolio and $14.1 million in the residential loan portfolio was partially offset by a decline of $12.5 million in the consumer loan portfolio, primarily in our indirect auto lending area.  CTBI's investment portfolio increased $157.6 million, or 33.9%, from September 30, 2011 but decreased $8.0 million, or an annualized 5.1%, during the quarter.  Deposits, including repurchase agreements, at $3.1 billion increased $92.5 million, or 3.0%, from September 30, 2011 but decreased $12.2 million, or an annualized 1.5%, from prior quarter.

Shareholders’ equity at September 30, 2012 was $396.1 million compared to $361.3 million at September 30, 2011 and $387.3 million at June 30, 2012.  CTBI's annualized dividend yield to shareholders as of September 30, 2012 was 3.55%.

Asset Quality

CTBI's total nonperforming loans were $34.0 million at September 30, 2012, a 9.3% decrease from the $37.5 million at September 30, 2011 and a 3.6% decrease from the $35.3 million at June 30, 2012.  The decrease for the quarter included a $2.4 million decrease in nonaccrual loans partially offset by a $1.1 million increase in the 90+ days past due category.  Loans 30-89 days past due at $21.5 million is a decline of $4.6 million from September 30, 2011 but a $4.5 million increase from prior quarter.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at September 30, 2012 totaled $60.9 million, compared to $56.0 million at September 30, 2011 and $64.4 million at June 30, 2012.

Our level of foreclosed properties at $55.6 million at September 30, 2012 was a decrease from $58.0 million at September 30, 2011 and $55.9 million at June 30, 2012.  Sales of foreclosed properties for the nine months ended September 30, 2012 totaled $11.0 million while new foreclosed properties totaled $10.7 million.  At September 30, 2012, the book value of properties under contracts to sell was $7.3 million; however, the closings had not occurred at quarter-end.

Net loan charge-offs for the quarter were $2.9 million, or 0.45% of average loans annualized, compared to prior year third quarter's $2.7 million, or 0.41%, and prior quarter’s $2.5 million, or 0.39%.  Of the total net charge-offs for the quarter, $1.7 million were in commercial loans, $0.5 million were in indirect auto loans, and $0.4 million were in residential real estate mortgage loans.  Allocations to loan loss reserves were $2.9 million for the quarter ended September 30, 2012 compared to $2.5 million for the quarter ended September 30, 2011 and $2.4 million for the quarter ended June 30, 2012.  Year-to-date net charge-offs of $6.5 million, or 0.34% of average loans annualized, was a $3.5 million decrease from the $10.0 million, 0.52% of average loans annualized, for the nine months ended September 30, 2011.  Our loan loss reserve as a percentage of total loans outstanding was 1.30% at September 30, 2012 and June 30, 2012 compared to 1.36% at September 30, 2011.  Our reserve coverage was 97.5% at September 30, 2012.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.6 billion, is headquartered in Pikeville, Kentucky and has 71 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2012
(in thousands except per share data and # of employees)

	Three	Three	Three	Nine	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Interest income	$38,450	$38,355	$39,708	$115,631	$119,409
Interest expense	5,404	6,036	6,613	17,260	20,862
Net interest income	33,046	32,319	33,095	98,371	98,547
Loan loss provision	2,919	2,425	2,515	6,504	10,222

Gains on sales of loans	660	705	438	1,982	1,166
Deposit service charges	6,038	5,955	6,681	17,865	18,999
Trust revenue	1,734	1,822	1,597	5,169	4,790
Loan related fees	631	610	250	2,528	1,609
Securities gains	-	819	-	819	-
Other noninterest income	1,775	2,078	1,976	5,651	5,709
Total noninterest income	10,838	11,989	10,942	34,014	32,273

Personnel expense	13,285	12,402	12,240	38,500	37,041
Occupancy and equipment	2,926	2,854	3,021	8,551	8,824
FDIC insurance premiums	643	613	591	1,913	2,554
Amortization of core deposit intangible	53	54	53	160	160
Other noninterest expense	8,906	8,225	9,922	26,587	30,941
Total noninterest expense	25,813	24,148	25,827	75,711	79,520

Net income before taxes	15,152	17,735	15,695	50,170	41,078
Income taxes	4,943	5,503	5,030	15,860	12,139
Net income	$10,209	$12,232	$10,665	$34,310	$28,939

Memo: TEQ interest income	$38,922	$38,821	$40,122	$117,007	$120,569

Average shares outstanding	15,491	15,451	15,318	15,450	15,307
Diluted average shares outstanding	15,555	15,501	15,339	15,501	15,331
Basic earnings per share	$0.66	$0.79	$0.70	$2.22	$1.89
Diluted earnings per share	$0.66	$0.79	$0.70	$2.21	$1.89
Dividends per share	$0.315	$0.310	$0.310	$0.935	$0.920

Average balances:
Loans	$2,542,832	$2,542,344	$2,577,585	$2,547,890	$2,585,172
Earning assets	3,371,420	3,355,155	3,232,322	3,348,807	3,188,404
Total assets	3,650,422	3,647,002	3,516,394	3,635,890	3,470,311
Deposits	2,940,138	2,940,244	2,819,166	2,926,848	2,791,900
Interest bearing liabilities	2,611,981	2,625,760	2,542,397	2,614,379	2,522,441
Shareholders' equity	395,902	385,231	360,273	385,526	352,208

Performance ratios:
Return on average assets	1.11%	1.35%	1.20%	1.26%	1.11%
Return on average equity	10.26%	12.77%	11.75%	11.89%	10.99%
Yield on average earning assets (tax equivalent)	4.59%	4.65%	4.92%	4.67%	5.06%
Cost of interest bearing funds (tax equivalent)	0.82%	0.92%	1.03%	0.88%	1.11%
Net interest margin (tax equivalent)	3.96%	3.93%	4.11%	3.98%	4.18%
Efficiency ratio (tax equivalent)	58.19%	54.94%	58.10%	56.95%	60.25%

Loan charge-offs	$3,664	$3,207	$3,360	$8,997	$12,088
Recoveries	(800)	(744)	(692)	(2,511)	(2,060)
Net charge-offs	$2,864	$2,463	$2,668	$6,486	$10,028

Market Price:
High	$36.92	$33.68	$28.82	$36.92	$30.35
Low	33.15	30.25	22.64	29.13	22.64
Close	35.53	33.49	23.29	35.53	23.29

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2012
(in thousands except per share data and # of employees)

	As of	As of	As of
	September 30, 2012	June 30, 2012	September 30, 2011
Assets:
Loans	$2,551,537	$2,547,436	$2,573,557
Loan loss reserve	(33,189)	(33,134)	(34,999)
Net loans	2,518,348	2,514,302	2,538,558
Loans held for sale	771	1,040	826
Securities AFS	621,230	629,242	463,610
Securities HTM	1,662	1,662	1,662
Other equity investments	30,558	30,557	30,556
Other earning assets	153,663	130,282	192,300
Cash and due from banks	59,480	71,010	73,236
Premises and equipment	55,068	54,855	55,168
Goodwill and core deposit intangible	66,447	66,500	66,660
Other assets	134,304	136,277	134,085
Total Assets	$3,641,531	$3,635,727	$3,556,661

Liabilities and Equity:
NOW accounts	$22,200	$18,970	$19,701
Savings deposits	848,068	861,211	734,660
CD's >=$100,000	647,433	646,243	631,991
Other time deposits	794,159	803,211	820,409
Total interest bearing deposits	2,311,860	2,329,635	2,206,761
Noninterest bearing deposits	599,984	611,080	602,061
Total deposits	2,911,844	2,940,715	2,808,822
Repurchase agreements	218,511	201,850	229,000
Other interest bearing liabilities	71,634	70,845	99,344
Noninterest bearing liabilities	43,445	34,984	58,217
Total liabilities	3,245,434	3,248,394	3,195,383
Shareholders' equity	396,097	387,333	361,278
Total Liabilities and Equity	$3,641,531	$3,635,727	$3,556,661

Ending shares outstanding	15,604	15,569	15,415
Memo: Market value of HTM securities	$1,664	$1,662	$1,663

30 - 89 days past due loans	$21,539	$17,067	$26,177
90 days past due loans	15,928	14,811	9,543
Nonaccrual loans	18,098	20,500	27,986
Restructured loans (excluding 90 days past due and nonaccrual)	22,745	22,532	21,347
Foreclosed properties	55,551	55,884	58,004
Other repossessed assets	25	34	58

Tier 1 leverage ratio	10.51%	10.32%	10.00%
Tier 1 risk based ratio	14.86%	14.54%	13.65%
Total risk based ratio	16.12%	15.82%	14.92%
Tangible equity to tangible assets ratio	9.22%	8.99%	8.44%
FTE employees	1,032	1,034	1,019

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2012
(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three and nine months ending September 30, 2012 and 2011 as follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Net income	$10,209	$10,665	$34,310	$28,939

Basic earnings per share	$0.66	$0.70	$2.22	$1.89

Diluted earnings per share	$0.66	$0.70	$2.21	$1.89

Average shares outstanding	15,491	15,318	15,450	15,307

Total assets (end of period)	$3,641,531	$3,556,661

Return on average equity	10.26%	11.75%	11.89%	10.99%

Return on average assets	1.11%	1.20%	1.26%	1.11%

Provision for loan losses	$2,919	$2,515	$6,504	$10,222

Gains on sales of loans	$660	$438	$1,982	$1,166